UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2012

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

Credit Agreement

On January 11, 2012, Hoku Corporation (“Hoku”) entered into a Credit Agreement (the “Credit Agreement”) with Industrial and Commercial Bank of China, Limited, New York Branch (the “Lender”).  The Credit Agreement provides for one or more term loans (the “Loans”) in an aggregate principal amount not to exceed $10.0 million (the “Maximum Loan Amount”), which must be borrowed by January 19, 2012.  The principal amount of the Loans and any unpaid interest thereon must be paid in full by January 11, 2017 or the tenth business day prior to the date on which the standby letter of credit expires or otherwise terminates, whichever is earlier.  Funds provided pursuant to the Credit Agreement are for the completion of the construction of the polysilicon production plant currently being constructed by Hoku’s subsidiary, Hoku Materials, Inc., in Pocatello, Idaho.

The Loans will bear interest at a per annum rate equal to the LIBOR Rate (as set forth in the Credit Agreement) for the applicable interest period plus 4.0%.  Hoku has also agreed to pay the Lender’s reasonable costs and expenses in connection with the preparation, negotiation and delivery of the Credit Agreement.  Hoku may not prepay the Loans, in whole or in part, at any time without the Lender’s prior written consent (such consent to be given in the Lenders’ sole discretion).  In addition, the Credit Agreement provides for a prepayment fee ranging from 3% to 1% of the principal amounts prepaid depending upon the timing of such prepayments.

The Credit Agreement includes customary representations, warranties, covenants, acceleration, indemnity, and events of default provisions which may accelerate Hoku’s payment obligations under the Credit Agreement.

The Loans are secured by a standby letter of credit issued by Industrial and Commercial Bank of China Limited, Sichuan Branch, which was procured by Tianwei New Energy Holdings Co., Ltd., Hoku’s parent company (“Tianwei”), in favor of the Lender and which has an aggregate drawable amount of not less than $12.4 million.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Related Arrangements between Hoku and Tianwei

As previously disclosed in Hoku’s periodic reports filed with the Securities and Exchange Commission, Tianwei and Hoku have been discussing what would constitute fair compensation for Tianwei for the financial services it is providing Hoku.  Tianwei has and will provide standby letters of credit to secure the Loans in reliance on an understanding with Hoku that Tianwei will receive fair compensation for providing the letters of credit.  Hoku and Tianwei are still discussing the amount and type of compensation; however Hoku believes the compensation will be in the form of a common stock warrant.

In addition, on January 11, 2012, in consideration of Tianwei’s procurement of the initial standby letter of credit and its efforts to obtain additional standby letters of credit to secure Loans under the Credit Agreement, Hoku entered into a Reimbursement Agreement with Tianwei obligating it to repay Tianwei for all interest, fees and expenses incurred by Tianwei in connection with the negotiation, execution and performance of the standby letter of credit contemplated by the Credit Agreement.

The foregoing description of the Reimbursement Agreement does not purport to be complete and is qualified in its entirety by reference to the Reimbursement Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated January 11, 2012, between Hoku Corporation and Industrial and Commercial Bank of China, Limited, New York Branch.
10.2	Reimbursement Agreement, dated January 11, 2012, between Hoku Corporation and Tianwei New Energy Holdings Co., Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 11, 2012

Hoku Corporation

By:	/s/ Scott Paul
Scott Paul
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated January 11, 2012, between Hoku Corporation and Industrial and Commercial Bank of China, Limited, New York Branch.

10.2	Reimbursement Agreement, dated January 11, 2012, between Hoku Corporation and Tianwei New Energy Holdings Co., Ltd.